EXHIBIT 99.1

Spirit Airlines Reports March 2013 Traffic

Miramar, Florida (April 11, 2013) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for March 2013 and year-to-date 2013.
Traffic (revenue passenger miles) in March 2013 increased 19.1 percent versus March 2012 on a capacity (available seat miles) increase of 16.5 percent. Load factor for March 2013 was 87.9 percent, an increase of 2.0 points as compared to March 2012. Spirit's preliminary completion factor for March 2013 was 99.6 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended March 31, 2013 and 2012.

	March 2013	March 2012	Change
Revenue passenger miles (RPMs) (000)	988,177	829,788	19.1%
Available seat miles (ASMs) (000)	1,124,714	965,727	16.5%
Load Factor	87.9%	85.9%	2.0 pts
Passenger flight segments	1,038,280	886,107	17.2%
Average stage length (miles)	933	916	1.9%
Total departures	7,529	6,639	13.4%

	YTD 2013	YTD 2012	Change
Revenue passenger miles (RPMs) (000)	2,661,491	2,194,350	21.3%
Available seat miles (ASMs) (000)	3,127,214	2,589,014	20.8%
Load Factor	85.1%	84.8%	0.3 pts
Passenger flight segments	2,767,870	2,349,290	17.8%
Average stage length (miles)	941	912	3.2%
Total departures	20,761	17,995	15.4%

First Quarter 2013 Guidance
The Company estimates its total revenue per ASM (RASM) for the first quarter 2013 increased 0.5 to 1.5 percent year-over-year.

The Company's first quarter 2013 cost per available seat mile (CASM), excluding special items and unrealized mark-to-market hedge gains, is estimated to be between 10.13 cents and 10.18 cents. Spirit estimates its CASM ex-fuel for the first quarter was between 6.02 cents and 6.07 cents. This CASM ex-fuel estimate is an update to the Company's previous guidance range and includes the impact of stronger-than-expected revenue which drove distribution expenses, and adverse weather conditions which resulted in higher than anticipated deicing expenses.

The following table summarizes Spirit's updated guidance for the first quarter 2013. All data is based on preliminary estimates and is subject to change.

	1Q13E

Total revenue per ASM (RASM) year-over-year % change	0.5% to 1.5%

Operating Expense per ASM (CASM) (cents)
CASM (1)	10.24		10.29
Less: Unrealized mark-to-market losses per ASM (2)	0.11
CASM excluding unrealized mark-to-market losses	10.13	-	10.18
Less: Economic fuel expense per ASM (3)	4.11
CASM ex-fuel	6.02	-	6.07

Fuel Expense per Gallon($)
Fuel cost	$3.41
Less: Unrealized mark-to-market losses (2)	0.09
Economic fuel cost (3)	$3.32

Fuel gallons (thousands)	38,628

Effective Tax Rate	38.5%

Wtd. Average Share Count (thousands)
Basic	72,486
Diluted	72,744

Footnotes

(1)	Excludes special items.

(2)	Unrealized mark-to-market losses are comprised of estimated non-cash adjustments to aircraft fuel expense.

(3)	Includes fuel taxes, into-plane fuel cost, and fuel hedge gains currently expected to be realized during the first quarter 2013.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit's all-Airbus fleet currently operates more than 200 daily flights to over 50 destinations in the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's guidance and estimates for the first quarter 2013, including expectations regarding revenue, RASM, load factor, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market fuel hedge gains and losses, fuel volume, and tax rate. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contact:
Misty Pinson
Director, Corporate Communications
mediarelations@spirit.com
954-628-4827

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